Exhibit 99

Contact:	Frank Moore (Media) (310) 201-3335
Gaston Kent (Investors) (310) 201-3423

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

Earnings Per Share from Continuing Operations Increase to $0.80

Income from Continuing Operations Increases to $291 Million

Sales Increase 11 Percent to $7.4 Billion

Company Completes $700 Million Share Repurchase Program

New $1 Billion Share Repurchase Program Authorized

Provides Updated 2004 and 2005 Financial Guidance

LOS ANGELES – Oct. 27, 2004 — Northrop Grumman Corporation (NYSE: NOC) reported that third quarter 2004 income from continuing operations rose 46 percent to $291 million, or $0.80 per diluted share, from $200 million, or $0.54 per diluted share, for the same period of 2003. Third quarter 2004 and third quarter 2003 income from continuing operations reflects the reclassification of certain operations from discontinued to continuing operations. Sales for the third quarter of 2004 increased 11 percent to $7.4 billion from $6.7 billion for the same period of 2003.

“Strong performance at Mission Systems, Integrated Systems, Ships, and Space Technology led to another quarter of double-digit sales growth, which was accompanied by outstanding cash generation,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president.

“We continue to view the future with confidence, and our board has authorized the repurchase of an additional $1 billion of our common stock. This new, larger share

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

buyback program, combined with a competitive dividend payout ratio, are major components of our strategy to deliver value to shareholders, while strengthening our credit profile and maintaining financial flexibility,” Sugar concluded.

Operating margin for the 2004 third quarter increased 37 percent to $538 million from $394 million for the same period of 2003, including the effect of lower pension expense and higher unallocated expenses than in the prior period.

Third quarter 2004 pension expense, as determined in accordance with accounting principles generally accepted in the United States, declined to $87 million from $143 million for the same period of 2003. Pension expense allocated to contracts pursuant to government Cost Accounting Standards (CAS) increased operating margin by $90 million in the third quarter of 2004 and $64 million for the same period of 2003.

Unallocated corporate expenses increased to $62 million in the third quarter of 2004 from $18 million for the same period of 2003. The increase in unallocated corporate expenses was primarily due to increases in legal costs, environmental remediation costs, and deferred state income taxes.

Net income for the 2004 third quarter increased to $278 million, or $0.76 per diluted share, from $184 million, or $0.50 per diluted share, for the same period of 2003.

Contract acquisitions increased to $4.7 billion in the third quarter of 2004 from $4.3 billion for the same period of 2003. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, increased to $58.4 billion at Sept. 30, 2004, from $58.2 billion at Dec. 31, 2003.

Reclassification of Discontinued Operations

On Oct. 17, 2002, the company announced its intention to sell the businesses comprising its Component Technologies reporting segment, and these businesses were classified as discontinued operations beginning in the third quarter of 2002. The remaining unsold operations are a manufacturer of complex printed circuit boards and assemblies, an electronic connector manufacturer, and a European-based marketing group. During the third quarter of 2004, the company suspended its efforts to sell these remaining businesses, and they have been reclassified to continuing operations and are reported under the segment entitled “Other.”

As a result of the reclassification, third quarter 2003 sales increased by $45 million, and third quarter 2003 income from continuing operations was reduced by $24 million, which included a $31 million pre-tax charge for the expected loss on sale of the reclassified businesses. The reclassification reduced third quarter 2003 diluted earnings per share from continuing operations to $0.54 from $0.61.

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

Share Repurchase Program

On Oct. 5, 2004, the company completed the $700 million share repurchase program announced on Aug. 20, 2003. Under that authorization, the company repurchased approximately 14.4 million shares of common stock at an average price of $48.71, after giving effect to the 2-for-1 stock split effective June 21, 2004. On Oct. 26, 2004, the board of directors authorized the repurchase of an additional $1 billion of the company’s outstanding common stock, which is expected to be completed over 12 to 18 months, commencing in November 2004. Share repurchases will take place at management’s discretion and under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions.

2004 & 2005 Guidance

The company expects 2004 sales in excess of $29 billion versus previous guidance of approximately $29 billion, primarily due to the reclassification of previously discontinued businesses to continuing operations. The company now expects 2004 earnings per share from continuing operations of $2.95 to $3.00 versus previous guidance of $2.90 to $3.00. Net cash provided by operating activities is expected to be approximately $1.8 billion in 2004 versus previous guidance of approximately $1.7 billion.

For 2005, the company expects sales of approximately $31 billion. Earnings per share from continuing operations are expected to grow, on a percentage basis, in the mid- to high-teens over 2004. The estimated growth in 2005 earnings per share from continuing operations is before adoption of Proposed Statement of Financial Accounting Standards, Share-based Payments – an amendment of Statements No. 123 and 95, and assumes that pension expense, as determined in accordance with accounting principles generally accepted in the United States and pension expense allocated to contracts pursuant to government Cost Accounting Standards (CAS), are the same as estimates for 2004. For 2005, net cash provided by operations is expected to be in the range of $1.8 to $2 billion.

Segment Results

ELECTRONIC SYSTEMS

	($ in millions) THIRD QUARTER
	2004	2003
Sales	$1,558	$1,522
Operating Margin	178	162
% Operating margin to sales	11.4%	10.6%

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

Electronic Systems third quarter 2004 sales increased 2 percent from the third quarter of 2003 due to higher sales in the Government Systems, Defense Other, Defensive Systems, and C4ISR & Naval Systems business areas. Government Systems revenue increased 43 percent due to higher sales of bio-detection systems. The sales increases in the Government Systems, Defense Other, Defensive Systems, and C4ISR & Naval Systems business areas were partially offset by lower sales in Aerospace Systems and Space Systems. Electronic Systems third quarter 2004 operating margin increased 10 percent from the third quarter of 2003 primarily due to performance improvements in the Defensive Systems business area.

SHIPS

	($ in millions) THIRD QUARTER
	2004	2003
Sales	$1,537	$1,354
Operating Margin	96	83
% Operating margin to sales	6.2%	6.1%

Ships third quarter 2004 sales, which include the financial results of the Newport News and Ship Systems sectors, increased 14 percent from the third quarter 2003, driven by higher sales in the Surface Combatants, Amphibious & Auxiliary, and Submarines business areas. Surface Combatants sales rose 25 percent, primarily due to higher DD(X) program revenue. Amphibious & Auxiliary revenue rose 27 percent due to higher revenue in the LPD and LHD programs, and Submarines sales rose 15 percent on higher revenue in the Virginia-class program. Ships third quarter 2004 operating margin increased 16 percent from the third quarter of 2003 due to higher sales.

INFORMATION TECHNOLOGY

	($ in millions) THIRD QUARTER
	2004	2003
Sales	$1,261	$1,164
Operating Margin	80	72
% Operating margin to sales	6.3%	6.2%

Information Technology third quarter 2004 sales increased 8 percent from the third quarter of 2003 due to higher revenue in the Government Information Technology business area. Government Information Technology revenue increased 17 percent, primarily due to new business awards and organic sales growth in existing programs. Information Technology third quarter 2004 operating margin increased 11 percent from the third quarter of 2003 primarily due to higher revenue in the Government Information Technology business area.

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

MISSION SYSTEMS

	($ in millions) THIRD QUARTER
	2004	2003
Sales	$1,266	$1,045
Operating Margin	82	67
% Operating margin to sales	6.5%	6.4%

Mission Systems third quarter 2004 sales increased 21 percent from the third quarter of 2003 due to revenue increases in the Command, Control & Intelligence Systems and Missile Systems business areas. Command, Control & Intelligence Systems revenue increased 30 percent, in part due to higher revenue from the Tactical Automated Security Systems II program. Missile Systems revenue increased 18 percent due to revenue from the Kinetic Energy

Interceptors program. Mission Systems third quarter 2004 operating margin increased 22 percent from the third quarter of 2003 due to higher sales volume in the Command, Control & Intelligence Systems and Missile Systems business areas.

INTEGRATED SYSTEMS

	($ in millions) THIRD QUARTER
	2004	2003
Sales	$1,164	$984
Operating Margin	105	93
% Operating margin to sales	9.0%	9.5%

Integrated Systems third quarter 2004 sales increased 18 percent from the third quarter of 2003 due to higher sales across all of its business areas. Airborne Early Warning/Electronic Warfare Systems revenue increased 53 percent due to higher volume from the E-2 Advanced Hawkeye and EA-6B programs. Air Combat Systems revenue rose 8 percent due to higher revenue from the F-35 program. Airborne Ground Surveillance/Battle Management Systems revenue rose 16 percent due to higher revenue from the E-10A program. Integrated Systems third quarter 2004 operating margin increased 13 percent from the third quarter of 2003 due to higher sales volume, and the change in operating margin rate was due to a greater proportion of lower margin development revenue.

SPACE TECHNOLOGY

	($ in millions) THIRD QUARTER
	2004	2003
Sales	$823	$742
Operating Margin	57	53
% Operating margin to sales	6.9%	7.1%

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

Space Technology third quarter 2004 sales increased 11 percent from the third quarter of 2003 due to higher revenue in the Software Defined Radios, Intelligence, Surveillance & Reconnaissance, Satellite Communications, and Civil Space business areas. Software Defined Radios revenue increased 22 percent, due to higher volume from major aircraft programs. Intelligence, Surveillance & Reconnaissance revenue rose 21 percent. Satellite Communications revenue increased 8 percent due to increased volume on transformational communications programs. Civil Space revenue increased 5 percent due to higher revenue on NASA space science programs. Space Technology third quarter 2004 operating margin increased 8 percent as compared with the third quarter of 2003 due to higher sales volume.

Debt and Cash Measurements

Northrop Grumman’s total debt was $5.8 billion at Sept. 30, 2004, compared with $5.9 billion at Dec. 31, 2003. Interest expense for the third quarter of 2004 declined to $110 million from $118 million in the third quarter of 2003 primarily due to a reduction in fixed-rate debt acquired with the acquisition of TRW Inc. On Oct. 15, 2004, the Company redeemed all of its outstanding $250 million 9.375 percent debentures due in 2024. Net cash provided by operating activities for the 2004 third quarter increased to $739 million from $400 million in the third quarter of 2003.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. The company has 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this report.

Such “forward-looking” information includes, among other things, projected deliveries, expected funding for various programs, future effective income tax rates, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to the assumption of the successful completion of the sale of the TRW Automotive note, future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension

Northrop Grumman Reports Third Quarter 2004 Results;

Announces Additional $1 Billion Share Repurchase Program

actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, effective tax rates and timing and amounts of tax payments, the results of any appeal process with the Internal Revenue Service, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its security analyst conference call at 12 p.m. ET on October 27, 2004. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

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SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	THIRD QUARTER		FIRST NINE MONTHS
	2004	2003 (4)	2004	2003 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$4,700	$4,336	$18,595	$16,752
Total sales	7,408	6,664	22,007	19,247
Total operating margin	538	394	1,469	1,106
Income from continuing operations	291	200	821	575
Net income	278	184	812	642
Diluted earnings per share from continuing operations	.80	.54	2.25	1.53
Diluted earnings per share	.76	.50	2.23	1.71

Net cash provided by operating activities	739	400	1,612	25

	SEP 30, 2004	DEC 31, 2003 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$850	$342
Accounts receivable, net	3,394	3,226
Inventoried costs, net	1,287	1,167
Property, plant, and equipment, net	4,052	4,047
Total debt	5,774	5,891
Net debt (2)	4,924	5,549
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,059	15,785
Total assets	33,529	33,022

Net debt to capitalization ratio (3)	23%	26%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Total debt less cash and cash equivalents.
(3)	Net debt divided by the sum of shareholders’ equity and total debt.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	THIRD QUARTER		FIRST NINE MONTHS
	2004	2003(1)	2004	2003(1)
Sales
Electronic Systems	$1,558	$1,522	$4,687	$4,372
Ships	1,537	1,354	4,538	3,917
Information Technology	1,261	1,164	3,716	3,378
Mission Systems	1,266	1,045	3,747	3,068
Integrated Systems	1,164	984	3,444	2,813
Space Technology	823	742	2,465	2,123
Other	58	46	178	136
Intersegment Eliminations	(259)	(193)	(768)	(560)

	$7,408	$6,664	$22,007	$19,247

Operating margin
Electronic Systems	$178	$162	$474	$431
Ships	96	83	282	181
Information Technology	80	72	224	195
Mission Systems	82	67	244	201
Integrated Systems	105	93	311	305
Space Technology	57	53	169	140
Other	1	(36)	6	(43)

Total segment operating margin	599	494	1,710	1,410

Reconciliation to operating margin (2)
Unallocated expenses	(62)	(18)	(216)	(70)
Pension expense	(87)	(143)	(263)	(423)
Reversal of CAS pension expense included above	90	64	247	201
Reversal of royalty income included above	(2)	(3)	(9)	(12)

Operating margin	538	394	1,469	1,106

Interest income	20	16	52	45
Interest expense	(110)	(118)	(335)	(381)
Other, net	(6)	(4)	7	22

Income from continuing operations before income taxes	442	288	1,193	792

Federal and foreign income taxes	151	88	372	217

Income from continuing operations	291	200	821	575

(Loss) income from discontinued operations, net of tax		(42)	1	46
(Loss) gain from disposal of discontinued operations, net of tax	(13)	26	(10)	21

Net income	$278	$184	$812	$642

Diluted earnings per share
Continuing operations	$.80	$.54	$2.25	$1.53
Discontinued operations		(.11)		.12
Disposal of discontinued operations	(.04)	.07	(.02)	.06

Diluted earnings per share	$.76	$.50	$2.23	$1.71

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.
(2)	Pension expense is included in determining the segments’ operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	THIRD QUARTER		FIRST NINE MONTHS		SEPTEMBER 30,
	2004	2003 (4)	2004	2003 (4)	2004	2003 (4)
Electronic Systems	$1,288	$1,175	$4,549	$4,095	$6,330	$6,212
Ships	614	629	2,724	2,261	7,935	8,705
Information Technology	1,156	1,110	3,557	3,366	2,160	2,098
Mission Systems	987	995	3,313	3,100	2,471	2,232
Integrated Systems	420	320	3,008	2,878	3,862	3,830
Space Technology	411	314	2,096	1,724	1,189	909
Other	47	47	178	132	62	62
Intersegment Eliminations	(223)	(254)	(830)	(804)	(493)	(425)

Total	$4,700	$4,336	$18,595	$16,752	$23,516	$23,623

	TOTAL BACKLOG, SEPTEMBER 30, 2004
	FUNDED	UNFUNDED(3)	TOTAL BACKLOG
Electronic Systems	$6,330	$2,461	$8,791
Ships	7,935	4,995	12,930
Information Technology	2,160	3,414	5,574
Mission Systems	2,471	7,845	10,316
Integrated Systems	3,862	7,344	11,206
Space Technology	1,189	8,846	10,035
Other	62		62
Intersegment Eliminations	(493)		(493)

Total	$23,516	$34,905	$58,421

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.
(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES

	THIRD QUARTER		FIRST NINE MONTHS
	2004	2003	2004	2003
Electronic Systems	$21	$21	$64	$64
Ships	10	10	31	31
Information Technology	5	5	14	15
Mission Systems	9	9	25	25
Integrated Systems	4	4	11	11
Space Technology	8	8	25	25

	$57	$57	$170	$171

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	THIRD QUARTER		FIRST NINE MONTHS
	2004	2003 (1)	2004	2003 (1)
Electronic Systems
Aerospace Systems	$409	$450	$1,163	$1,235
C4ISR & Naval Systems	322	316	981	922
Defensive Systems	257	238	779	644
Navigation Systems	176	173	559	538
Government Systems	152	106	453	295
Space Systems	106	128	333	376
Defense Other	136	111	419	362

	1,558	1,522	4,687	4,372

Ships
Surface Combatants	508	405	1,489	1,097
Aircraft Carriers	466	462	1,381	1,460
Amphibious & Auxiliary	344	271	996	739
Submarines	180	157	520	449
Commercial & International	34	37	106	92
Services & Other	30	34	106	109
Intrasegment Eliminations	(25)	(12)	(60)	(29)

	1,537	1,354	4,538	3,917

Information Technology
Government Information Technology	750	639	2,243	1,917
Enterprise Information Technology	220	225	598	587
Commercial Information Technology	160	171	492	497
Technology Services	163	156	476	461
Intrasegment Eliminations	(32)	(27)	(93)	(84)

	1,261	1,164	3,716	3,378

Mission Systems
Command, Control & Intelligence Systems	792	607	2,306	1,794
Missile Systems	319	271	941	785
Technical & Management Services	172	179	545	521
Intrasegment Eliminations	(17)	(12)	(45)	(32)

	1,266	1,045	3,747	3,068

Integrated Systems
Air Combat Systems	706	654	2,088	1,789
Airborne Early Warning/Electronic Warfare Systems	309	202	907	629
Airborne Ground Surveillance/Battle Management Systems	149	128	452	397
Intrasegment Eliminations			(3)	(2)

	1,164	984	3,444	2,813

Space Technology
Intelligence, Surveillance & Reconnaissance	281	232	781	657
Civil Space	152	145	471	391
Software Defined Radios	138	113	423	301
Satellite Communications	121	112	379	362
Missile & Space Defense	93	103	294	298
Technology	49	50	164	150
Intrasegment Eliminations	(11)	(13)	(47)	(36)

	823	742	2,465	2,123

Other	58	46	178	136

Intersegment Eliminations	(259)	(193)	(768)	(560)

Total Sales	$7,408	$6,664	$22,007	$19,247

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.